EXHIBIT 99.2

Item 9.01 (b)	PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

I. Pro Forma Financial Information – Introduction

On May 1, 2014, CLARCOR Inc. (“CLARCOR” or the “Company”) acquired Stanadyne Corporation’s diesel fuel filtration business (the “Stanadyne Business”) through the acquisition of the stock of Stanadyne Holdings, Inc. The business, which now operates as “CLARCOR Engine Mobile Solutions,” is a leading supplier of original equipment and replacement fuel filtration products, primarily for heavy-duty diesel engines used in off-road, agricultural and construction applications.

The accompanying unaudited pro forma condensed combined balance sheet as of March 1, 2014 and the unaudited pro forma condensed combined statements of earnings for the twelve months ended November 30, 2013 and the three months ended March 1, 2014 (collectively, the “pro forma statements”) present the effect of the acquisition of the Stanadyne Business on the financial position and results of operations of CLARCOR. CLARCOR’s fiscal year ends on the Saturday closest to November 30. CLARCOR’s 2013 fiscal year ended November 30, 2013. The Stanadyne Business’s 2013 fiscal year ended on December 31, 2013.

The unaudited pro forma condensed combined balance sheet as of March 1, 2014 is based on the unaudited historical consolidated condensed balance sheet of CLARCOR as of March 1, 2014 (as included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 1, 2014) and the audited historical balance sheet of the Stanadyne Business (as titled, “the financial statements of Filtration, a business of Stanadyne Corporation”) as of December 31, 2013 (as included in Exhibit 99.1 of this Current Report on Form 8-K/A) and assumes the acquisition took place on March 1, 2014. The unaudited pro forma condensed combined statement of earnings for the year-ended November 30, 2013 is based on the audited historical consolidated statement of earnings of CLARCOR for the year-ended November 30, 2013 (as included in the Company’s Annual Report on Form 10-K for the year-ended November 30, 2013) and the audited historical statement of operations of the Stanadyne Business for the year-ended December 31, 2013 (as included in Exhibit 99.1 of this Current Report on Form 8-K/A) and has been prepared assuming the acquisition took place at the beginning of CLARCOR’s fiscal 2013. The unaudited pro forma condensed combined statement of earnings for the three months-ended March 1, 2014 is based on the unaudited historical consolidated condensed statement of earnings of CLARCOR for the three months-ended March 1, 2014 (as included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 1, 2014) and the unaudited historical statement of operations of the Stanadyne Business for the three-months ended December 31, 2013 and has been prepared assuming the acquisition took place at the beginning of CLARCOR’s fiscal 2013.

The pro forma statements have been prepared in conformity with Article 11 of Regulation S-X. They do not purport to be indicative of the results of operations or financial position of CLARCOR that would have occurred had the acquisition actually been completed on December 2, 2012 or March 1, 2014, and should not be taken as a representation of CLARCOR’s future results of operations or financial position.

The Company based pro forma adjustments on available information and on assumptions that management believe are reasonable under the circumstances. Refer to the accompanying “Notes to Unaudited Pro Forma

Financial Information” for a discussion of assumptions made. The unaudited pro forma financial information is presented for informational purposes only and is based on management’s estimates. The unaudited pro forma consolidated statements of operations do not purport to represent what the Company’s results of operations actually would have been if the acquisition had taken place on the dates indicated or what the Company’s results of operations will be for future periods.

The accompanying pro forma statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended November 30, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 1, 2014, and the Stanadyne Business’s historical financial statements and notes thereto included in Exhibit 99.1 on this Current Report on Form 8-K/A.

CLARCOR Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 1, 2014

(Dollars in thousands)

	Historical
	CLARCOR	Stanadyne Business	Pro Forma Adjustments	Note 2	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$76,430	$—	$(3,413)	a	$73,017
Restricted cash	750	—	—		750
Accounts receivable, net	259,186	16,032	—		275,218
Inventories	272,543	4,690	1,368	b	278,601
Deferred income taxes	26,480	44	4,077	c	30,601
Prepaid expenses and other current assets	14,358	468	227	d	15,053

Total current assets	649,747	21,234	2,259		673,240

Property, plant and equipment, less accumulated depreciation	245,223	8,440	2,808	e	256,471
Goodwill	316,294	103,834	97,712	f	517,840
Acquired intangible assets, less accumulated amortization	223,457	8,642	138,638	g	370,737
Other noncurrent assets	15,293	—	453	d	15,746

Total assets	$1,450,014	$142,150	$241,870		$1,834,034

LIABILITIES
Current liabilities:
Current portion of long-term debt	$231	$68,423	$(68,423)	h	$231
Accounts payable and accrued liabilities	197,766	10,631	2,995	i	211,392
Income taxes payable	5,749	—	—		5,749

Total current liabilities	203,746	79,054	(65,428)		217,372

Long-term debt, less current portion	96,385	—	325,000	h	421,385
Long-term pension and postretirement healthcare benefits liabilities	19,775	—	—		19,775
Deferred income taxes	64,574	5,125	40,024	c	109,723
Other long-term liabilities	7,345	245	—		7,590

Total liabilities	391,825	84,424	299,596		775,845

Contingencies	—	—	—		—
Redeemable noncontrolling interests	1,813	—	—		1,813

SHAREHOLDERS’ EQUITY
Capital stock	50,417	—	—		50,417
Capital in excess of par value	25,393	—	—		25,393
Accumulated other comprehensive loss	(25,100)	—	—		(25,100)
Parent company investment	—	57,726	(57,726)	j	—
Retained earnings	1,004,756	—	—		1,004,756

Total CLARCOR Inc. equity	1,055,466	57,726	(57,726)		1,055,466

Noncontrolling interests	910	—	—		910
Total shareholders’ equity	1,056,376	57,726	(57,726)		1,056,376

Total liabilities and shareholders’ equity	$1,450,014	$142,150	$241,870		$1,834,034

See accompanying notes to unaudited pro forma combined condensed financial information

CLARCOR Inc.

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Year-Ended November 30, 2013

(Dollars in thousands, except share data)

	Historical
	CLARCOR	Stanadyne Business	Pro Forma Adjustments	Note 3	Pro Forma Combined
Net sales	$1,130,770	$107,798	$—		$1,238,568
			255	a
			1,368	b

Cost of sales	760,561	58,112	1,623		820,297

Gross profit	370,209	49,686	(1,623)		418,272

Selling and administrative expenses	195,593	13,330	9,501	c	218,424

Operating profit	174,616	36,356	(11,125)		199,848

Other income (expense):
Interest expense	(615)	(7,522)	3,506	d	(4,631)
Interest income	690	—	—		690
Other, net	(391)	197	—		(194)

	(316)	(7,325)	3,506		(4,135)

Earnings before income taxes	174,300	29,031	(7,619)		195,712
Provision for income taxes	55,950	9,393	(2,651)	e	62,692

Net earnings	118,350	19,638	(4,967)		133,021

Net earnings attributable to noncontrolling interests	(274)	—	—		(274)

Net earnings attributable to CLARCOR Inc	118,076	19,638	(4,967)		132,747

Net earning per share attributable to CLARCOR Inc. – Basic	$2.36				$2.66

Net earning per share attributable to CLARCOR Inc. – Diluted	$2.34				$2.63

Weighted average number of shares outstanding – Basic	49,988,577				49,988,577
Weighted average number of shares outstanding – Diluted	50,538,947				50,538,947

See accompanying notes to unaudited pro forma condensed combined financial information

CLARCOR Inc.

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Three Months-Ended March 1, 2014

(Dollars in thousands, except share data)

	Historical
	CLARCOR	Stanadyne Business	Pro Forma Adjustments	Note 4	Pro Forma Combined
Net sales	$312,685	$27,471	$—		$340,156
Cost of sales	216,098	15,079	64	a	231,241

Gross profit	96,587	12,392	(64)		108,915

Selling and administrative expenses	65,321	3,326	2,375	b	71,023

Operating profit	31,266	9,066	(2,439)		37,892

Other income (expense):
Interest expense	(400)	(1,883)	902	c	(1,381)
Interest income	107	—	—		107
Other, net	3,971	49	—		4,020

	3,678	(1,834)	902		2,746
Earnings before income taxes	34,944	7,232	(1,538)		40,638
Provision for income taxes	10,603	2,340	(535)	d	12,408

Net earnings	24,341	4,892	(1,002)		28,231

Net earnings attributable to noncontrolling interests	(20)	—	—		(20)

Net earnings attributable to CLARCOR Inc.	24,321	4,892	(1,002)		28,211

Net earning per share attributable to CLARCOR Inc. – Basic	$0.48				$0.56

Net earning per share attributable to CLARCOR Inc. – Diluted	$0.48				$0.55

Weighted average number of shares outstanding – Basic	50,463,714				50,463,714
Weighted average number of shares outstanding – Diluted	50,924,445				50,924,445

See accompanying notes to unaudited pro forma condensed combined financial information

CLARCOR Inc.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollars in thousands except share data)

(Unaudited)

1. Description of Transaction

On May 1, 2014, the Company acquired Stanadyne Corporation’s diesel fuel filtration business (the “Stanadyne Business”) through the acquisition of the stock of Stanadyne Holdings, Inc. The business, which now operates as “CLARCOR Engine-Mobile Solutions”, is a leading supplier of original equipment and replacement fuel filtration products, primarily for heavy-duty diesel engines used in off-road, agricultural and construction applications. The Stanadyne Business was acquired to significantly increase CLARCOR’s presence in the design, manufacture and supply of original equipment diesel fuel filtration products and the related original equipment services aftermarket, while also providing enhanced scale and market presence to support growth for CLARCOR’s other Engine/Mobile Filtration businesses – including the heavy-duty fuel, lube, hydraulic and air filtration products manufactured and marketed by Baldwin Filters – through original equipment customers and services channels.

CLARCOR Engine Mobile Solutions has approximately 200 employees and is headquartered in Windsor, Connecticut, with manufacturing operations in Washington, North Carolina. Its results have been included as part of the Company’s Engine/Mobile Filtration segment from the date of acquisition. The purchase price paid was approximately $327,569 in cash (cash to Stanadyne of $327,569 net of $0 cash acquired), which the Company funded with cash on hand, a $315,000 term loan and $10,000 borrowed under the Company’s revolving credit agreement.

A preliminary allocation of the purchase price to the assets acquired and liabilities assumed was made based on available information and incorporating management’s best estimates. Assets acquired and liabilities assumed in the transaction were recorded at their estimated acquisition date fair values, while transaction costs associated with the acquisition were expensed as incurred. The Company is currently in the process of finalizing the valuation of the assets acquired and liabilities assumed. The actual allocation of the final purchase price and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein. The Company expects to finalize the purchase price allocation during fiscal 2014.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition of CLARCOR Engine Mobile Solutions:

Accounts receivable	$19,548
Inventories	7,367
Deferred income taxes	4,121
Property, plant and equipment	10,176
Goodwill	192,701
Intangible assets	147,280

Total assets acquired	381,193
Current liabilities	8,476
Deferred income taxes	45,148

Net assets acquired	$327,569

CLARCOR Inc.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollars in thousands except share data)

(Unaudited)

2. Pro Forma Adjustments – Unaudited Pro Forma Condensed Combined Balance Sheet

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet:

a.	Reflects a $315,000 increase to cash from borrowings under the new term loan, a $10,000 increase to cash from borrowings under the Company’s revolving credit agreement, a $327,733 decrease to cash from the payment of the Stanadyne Business purchase price and a $680 decrease to cash from the payment of debt issuance costs associated with the term loan. The new term loan matures on April 5, 2017 and bears interest at a rate of LIBOR plus 90 basis points.

b.	Reflects adjusting the Stanadyne Business’s inventory to its acquisition-date fair value (calculated based on its estimated selling price less costs to sell).

c.	Reflects an estimate of the current and non-current deferred tax assets and liabilities as a result of the tax attributes of the acquired Stanadyne Business. Deferred tax assets primarily reflect expected net operating loss carryforwards as well as general business tax credits for federal tax purposes that were created prior to the acquisition. These tax attributes are not yet finalized, as the value of such attributes may vary depending on the final short-period tax filing of Stanadyne Corporation. The Company has reflected management’s best estimates of the deferred tax assets based on the future tax benefits that are expected to be received upon utilization of these attributes. Deferred tax liabilities primarily resulted from significantly lower tax basis in the tangible and intangible assets acquired, based on the revaluation of all assets acquired to reflect fair value for financial reporting. For tax purposes, the stock purchase required a carryover basis of all assets and attributes acquired (an election under Section 338 of the Internal Revenue Code to treat the acquisition as an asset purchase for tax purposes was not undertaken).

d.	Reflects an adjustment to record capitalized debt issue costs associated with the term loan.

e.	Reflects an adjustment to the net book value of the Stanadyne Business’s property, plant & equipment to its estimated fair value. Plant assets will be depreciated on a straight-line basis over the remaining estimated useful lives of the respective assets, which range from 3 to 25 years.

f.	Adjusts goodwill to represent the purchase price remaining after the allocation to the fair value of tangible and identifiable intangible assets acquired less liabilities assumed.

g.	Recognizes the estimated fair value of the Stanadyne Business’s identifiable intangible assets. The assets and their useful lives are estimated as follows:

Identifiable Intangible Asset:	Value:	Estimated Useful Life:
Customer relationships	$136,100	13 years
Developed technology	11,000	10 years
Trade names and trademarks	180	Indefinite

	$147,280

CLARCOR Inc.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollars in thousands except share data)

(Unaudited)

h.	Reflects removing the pre-acquisition debt attributable to the Stanadyne Business (which debt was not assumed by the Company under the purchase) and recording the $325,000 increase to borrowings by the Company related to the new term loan and increased borrowings under the Company’s revolving credit agreement.

i.	Reflects an adjustment to record an accrued liability for transaction costs directly related to the acquisition.

j.	Eliminates the Stanadyne equity accounts.

3. Pro Forma Adjustments – Unaudited Pro Forma Condensed Combined Statement of Earnings for the Year-Ended November 30, 2013

a.	Reflects estimated additional property, plant & equipment depreciation expense resulting from the fair value adjustment of the acquired plant assets, which will be depreciated on a straight-line basis over their respective estimated useful lives.

b.	Reflects estimated additional cost of sales related to the step-up of inventory to its estimated acquisition-date fair value.

c.	Removes intangible asset amortization expense of $2,068 recorded in Stanadyne’s historical financial statements, and records the estimated intangible asset amortization expense of $11,569 for the year-ended November 30, 2013 based on estimated useful lives as described in Note 2.g.

d.	Reflects estimated interest expense of $4,016 for the year-ended November 30, 2013 (including $3,790 of interest and $226 amortization of debt issue costs) related to the $315,000 term loan and $10,000 borrowings under the Company’s revolving credit agreement assuming average interest rates of 1.17% and 0.97%, respectively, and removes interest expense of $7,522 recorded by Stanadyne during the twelve months-ended December 31, 2013 related to its historical borrowings. A hypothetical 0.125% change in interest rates during this period would have impacted interest expense by approximately $406.

e.	Reflects an adjustment to income taxes due to the pro forma adjustments described in Note 3 above, applying an estimated statutory tax rate of 34.8% for the applicable period.

4. Pro Forma Adjustments – Unaudited Pro Forma Condensed Combined Statement of Earnings for the Three Months-Ended March 1, 2014

a.	Reflects estimated additional property, plant & equipment depreciation expense resulting from the fair value adjustment of the acquired plant assets, which will be depreciated on a straight-line basis over their respective estimated useful lives.

b.	Removes intangible asset amortization expense of $517 recorded in Stanadyne’s historical financial statements, and reflects estimated intangible asset amortization expense of $2,892 for the three months-ended March 1, 2014 based on estimated useful lives as described in Note 2.g.

CLARCOR Inc.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollars in thousands except share data)

(Unaudited)

c.	Reflects estimated interest expense of $981 for the three months-ended March 1, 2014 (including $925 of interest and $56 amortization of debt issue costs) related to the $315,000 term loan and $10,000 borrowings under the Company’s revolving credit agreement assuming average interest rates of 1.14% and 0.94%, respectively, and removes interest expense of $1,883 recorded by Stanadyne during the three months-ended December 31, 2013 related to its historical borrowings. A hypothetical 0.125% change in interest rates during this period would have impacted interest expense by an estimated $102.

d.	Reflects an adjustment to income taxes due to the pro forma adjustments described in Note 4 above, applying an estimated statutory tax rate of 34.8% for the applicable period.